Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF CACI INTERNATIONAL INC

fka CACI Worldwide, Inc.

THE UNDERSIGNED INCORPORATOR(S), in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, do hereby certify as follows:

FIRST:    The name of the corporation is CACI International Inc.

SECOND:    The registered office of the corporation is to be located at 306 South State Street, in the City of Dover in the County of Kent, in the State of Delaware, 19901. The name of its registered agent at the address is the United States Corporation Company.

THIRD:    The objects and purposes of the corporation are to engage in any lawful business and activity for which a corporation may be organized under the General Corporation Law of Delaware, including:

The corporation shall have the power to do any and all acts and things necessary or useful to its business and purposes, and shall have the general, specific and incidental powers and privileges granted to it by statute, including:

To enter into and perform contracts; to acquire and exploit patents, trademarks, rights of all kinds and related and other interests; to acquire, use, deal in and with, encumber and dispose of real and personal property without limitation including obligations and/or securities; to borrow and lend money for its corporate purposes; to invest and reinvest its funds, and take, hold and deal with real and personal property as security for the payment of funds loaned or invested, or otherwise; to vary any investment or employment of capital of the corporation from time to time; to create and/or participate with other corporations and entities for the performance of all undertakings, as partner, joint venturer, or otherwise, and to share or delegate control therewith or thereto.

To pay pensions and establish and carry out pension, profit sharing, stock option, stock purchase, stock bonus, retirement, benefit, incentive or commission plans, trust and provisions for any or all of its directors, officers and employees, and for any or all of the directors, officers and employees of its subsidiaries; and to provide insurance for its benefit on the life of any of its directors, officers or employees, or on the life of a stockholder for the purpose of acquiring at his death shares of its stock owned by such stockholder.

To invest in and merge or consolidate with any corporation in such manner as may be permitted by law; to aid in any manner any corporation whose stocks, bonds or other obligations are held or in any manner guaranteed by this corporation, or in which this corporation is in any way interested; to do any other acts or things for the preservation, protection, improvement or enhancement of the value of any such stock, bonds or other securities; and while owner of any such stock, bonds or other securities to exercise all the rights, powers and privileges of ownership thereof, and to exercise any and all voting powers thereon; and to guarantee the indebtedness of others and the payment of dividends upon any stock, the principal or interest or both of any bonds or other securities, and the performance of any contracts.

To do all and everything necessary, suitable and proper for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers hereinbefore set forth, either alone or in association with other corporations, firms, partnerships or individuals, and to do every other act and thing incidental or appurtenant to or growing out of or connected with the aforesaid business or powers or any part or parts thereof, to the extent permitted by the laws of Delaware under which this corporation is organized, and to do all such acts and things and conduct business and have one or more offices and exercise its corporate powers in any and all places, without limitation.

FOURTH:

(1)    The total number of shares of all classes which the corporation shall have the authority to issue is Ninety Million (90,000,000), consisting of Eighty Million (80,000,000) shares of common stock of the par value of $0.10 per share (hereinafter called “Common Stock” and Ten Million (10,000,000) shares of preferred stock (hereinafter called “Preferred Stock”) of the par value of $0.10 per share.

(2)    The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each series and the qualifications, limitations or restrictions thereof.

The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(a)    The number of shares constituting that series and the distinctive designation of that series;

(b)    The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c)    Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d)    Whether that series shall have conversion privileges and the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e)    Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f)    Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g)    The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

(h)    Any other relative rights, preferences and limitations of that series.

Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the common shares with respect to the same dividend period.

(3)    At every meeting of the stockholders every holder of Common Stock shall be entitled to one (1) vote, in person or by proxy, on all matters, including the election of directors, for each share of Common Stock standing in his name on the stock transfer records of the corporation. Directors elected by the holders of Common Stock may be removed, with or without cause, only by a vote of the holders of a majority of the shares of Common Stock then outstanding. If, during the interval between annual meetings of stockholders for the election of directors, the number of directors who have been elected by the holders of Common Stock shall, by reason of resignation, death or removal, be reduced, the vacancy or vacancies in the directors elected by the holders of Common Stock shall be filled by a majority vote of the remaining directors then in office, even if less than a quorum. Any director elected to fill any such vacancy by the remaining directors then in office may be removed from office by vote of the holders of a majority of the shares of Common Stock then outstanding.

Every reference in this certificate of incorporation to a majority or other proportion of shares of stock shall refer to such majority or other proportion of the votes of such shares of Common Stock.

(4)    Further Issue. Except as otherwise provided in this ARTICLE FOURTH, the directors may at any time and from time to time issue shares of authorized and unissued Common Stock upon such terms and for such lawful consideration as they may determine, and any shares issued for which the consideration so fixed has been paid or delivered shall be fully paid stock and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon, provided that the actual value of such consideration is not less than the par value of the shares so issued.

(5)    No Preemptive Rights. No stockholder of the corporation shall be entitled as of right to subscribe for, purchase, or take any part of any new or additional issue of stock of any class.

FIFTH:    The corporation is to have perpetual existence.

SIXTH:    The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever and they shall not be personally liable for the payment of the corporation’s debts except as they may be liable by reason of their own conduct or acts.

SEVENTH:    The following provisions are inserted for the management of the business and for the conduct of the affairs the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders.

(1)    The number of directors comprising the Board of Directors of the corporation shall be such as from time to time shall be fixed by or in the manner provided in the by-laws, but shall not be less than five (5). Election of directors need not be by ballot unless the by-laws so provide.

(2)    The Board of Directors shall have the power, unless and to the extent that the Board may from time to time by Resolution relinquish or modify the power, without the assent or vote of the stockholders:

(a)    To make, alter, amend, change, add to, or repeal the by-laws of the corporation, except any by-law which pursuant to law or the by-laws of the corporation is required to be adopted, amended or repealed by the stockholders; to fix and vary the amount of capital of the corporation to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payments of dividends, and

(b)    To determine from time to time whether, and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the corporation (other than the stock ledger) or any of them shall be open to the inspection of the stockholders.

(3)    The Board of Directors in its discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the corporation and upon all stockholders as though it had been approved or ratified by every stockholder of the corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

(4)    No contract or transaction between this corporation and one or more of its directors or officers, or between this corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason or solely because the director or officer is present at or participates in the meeting of the board or committee thereon which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if the contract or transaction is fair as to the corporation and/or if the material facts relating thereto are disclosed to and/or known by the directors and/or stockholders and/or approved thereby, pursuant to Section 144 of Title 8 of the Delaware Code.

(5)    In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all such powers and to do all such acts and things as may be exercised or done by the corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the Board which would have been valid if such by-law had not been made.

(6)    No director of the Board of Directors of the corporation shall be held liable for the monetary damages for breach of fiduciary duty while acting as a director on behalf of the corporation, except for:

1.    Breach of the director’s duty of loyalty to the corporation or its stockholders;

2.    Acts or omissions not committed in good faith;

3.    Acts or omissions which involve intentional misconduct or a knowing violation of law;

4.    Acts taken in violation of Section 174 of Title 8, Delaware Code, as amended from time to time (dealing with the distribution of dividends and stock repurchases); or

5.    Transactions from which the director derived an improper personal benefit.

EIGHTH:    The corporation may, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify or advance the expenses of all persons whom it may indemnify or for whom it may advance expenses.

NINTH:    Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

TENTH:    The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

ELEVENTH:    Pursuant to resolution of the Corporation’s Board of Directors, the annual meeting of the stockholders of the Corporation was duly callefd and held upon November 21, 2002, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the number of shares as required by statute were voted in favor of the Amended and Restated Certificate of Incorporation.

TWELFTH:    Said amendements and restatement of the certificate of incorporation were duly adopted by the shareholders of the Corporation at the annual meeting of stockholders held on November 21, 2002, in accordance with the provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware.

THE UNDERSIGNED CERTIFIES that the facts herein stated are true as of December 2, 2002.

/s/ Jeffrey P. Elefante	(L.S.)
Jeffrey P. Elefante Executive Vice President, General Counsel and Secretary